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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders of CKE Restaurants, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (relating to the 2001 Stock Incentive Plan) of CKE Restaurants, Inc. of our report dated April 23, 2001, relating to the consolidated balance sheets of CKE Restaurants, Inc. and Subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 2001, which report appears in the January 31, 2001 annual report on Form 10-K of CKE Restaurants, Inc.


                                        /s/ KPMG LLP


Orange County, California
January 15, 2002